Exhibit 10.15

1301 Solana Blvd, Building 2, Suite 2100 Westlake, TX 76262 +1 817.961.2100

April 19, 2018

Nihar Malik

[***]

[***]

Offer of Employment

Dear Nihar,

I am pleased to confirm our offer of employment to you as Head of Transformation for Solera Holdings, Inc. (“Solera” or the “Company”). In this position, you will initially report directly to Tom Frese, Senior Vice President—Fleet, GAM and Consulting Services. The position will be located in Westlake, Texas.

The terms of this offer and the benefits currently provided by Solera are set forth below. These terms are valid if your employment start date with Solera is on or before June 1, 2018.

1.	Compensation.

A.	Salary. Your starting annual base salary will be $400,000 per year, paid in 26 bi-weekly pay periods in accordance with the Company’s regular payroll practices.

B.

Annual Bonus. You will be eligible to participate in the Solera Incentive Plan (“SIP”). Your (i) SIP target bonus will be 75% of your annual base salary, and (ii) SIP maximum bonus will be 131.25% of your annual base salary, in either case, as in effect at the end of the applicable fiscal year for which such annual bonus is determined. Your actual bonus will be determined based on attainment of (i) the actual financial performance of the Solera country, Solera region, Solera business unit, or Solera Group (as defined below) as applicable in accordance with your mission for the applicable fiscal year measured against pre-established performance criteria and (ii) your actual performance measured against performance criteria.

Please note that Solera reserves the right to amend the terms and conditions of the SIP from year to year without prior notice. In accordance with our wealth creation philosophy, Solera may pay your annual bonus in cash, restricted stock units, stock options, performance share units, other equity or equity-like instruments or any combination thereof (collectively, “Securities”), as approved by the Board of Directors of Solera or its ultimate parent company, Solera Global Holding Corp (“SGHC”).

C.

Discretionary Bonus. You will also be eligible for a one-time discretionary bonus opportunity of up to $125,000, payable at six months from the start date of your employment, based on achievement of specific performance targets (the “targets”). The targets shall be agreed between the Senior Vice President - Fleet, GAM and Consulting Services and you within 30 days after your employment start date. All discretionary bonus awards (i) will be subject to your achievement of the targets; (ii) will be subject to approval of the Senior Vice President—Fleet, GAM and Consulting Services; and (iii) shall not be paid unless you are providing services to the Solera Group (as defined below) on the payment date.

In accordance with our wealth creation philosophy, Solera may pay your one-time discretionary bonus in cash or Securities, as approved by the Board of Directors of Solera or SGHC.

D.

Long-Term Incentive Compensation. You will be eligible to receive a long-term incentive (“LTI”) award with an aggregate grant date value of $600,000 (the “LTl Award”). The LTl Award will vest in accordance with a time-based and a performance-based vesting schedule, in each case subject to your continued service to the Solera Group on each vesting date and the terms of a definitive LTI agreement entered into by you and Solera. The portion of the LTl Award vesting on a time-based schedule will vest over a five-year period. The portion of the LTl Award vesting on a performance-based schedule will be earned and vest based on Vista Equity Partners and its affiliates obtaining certain investment returns on its investment in SGHC common stock. The LTl Award shall be settled in cash or Securities within 30 days following each vesting date, unless otherwise agreed by you and the Chief Executive Officer of Solera. You will forfeit the right to any unvested portion of the LTl Award upon any termination of your employment before a vesting date.

Other than the LTl Award, any other LTl awards that may be granted to you and the (i) particular form of such other LTl awards (whether cash, Securities or other economic equivalents) and (ii) vesting of such other LTl awards shall each be determined by Solera in its sole discretion.

2.

Benefits. You will be eligible to participate in Solera’s healthcare benefits, life insurance, 401(k) plan and other benefits programs, subject to the terms of the plans. Your benefits will be effective the first day of the month following your employment commencement date. Solera Corporate Associates enjoy a time-off policy that places no limits on paid vacation time so that associates can define the work/life balance needed to operate at peak performance. Please note that Solera reserves the right to amend its benefits plans and policies as appropriate and without prior notice.

3.

Relocation. Solera will provide assistance to you in accordance with our corporate relocation policy. By signing this offer of employment, you acknowledge that you have received and read the corporate relocation policy.

4.

Confidentiality. As an employee of Solera, you will have access to certain confidential and proprietary information of Solera and its parent, sister and subsidiary affiliated companies (collectively, the “Solera Group”). You may, during the course of your employment, develop certain information or inventions. All such information or inventions will be the property of the Solera Group. You are required to sign Solera’s standard “Employee Proprietary Information Assignment” (attached hereto as Exhibit A) as a condition of your employment. We wish to impress upon you that we neither encourage, nor tolerate you bringing and/or using any confidential or proprietary material obtained in the course of your employment or services prior to your employment with Solera. In addition, we encourage you to respect and to not violate any other obligations you may have to any former employer or client.

5.	Non-Competition. You and the Company shall execute the non-competition and non-solicitation agreement attached hereto as Exhibit B.

6.

No Prior Restrictions. You represent that (i) your signing of this offer letter, Solera’s Employee Proprietary Information Assignment, and any other documents concerning your employment with Solera, and (ii) your commencement of employment with Solera, will not violate any agreement currently in place between you and current or past employers.

7.

At Will Employment. While we look forward to a long and mutually profitable relationship, should you decide to accept our offer, you will be an “at will” employee of Solera, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice and with or without Cause (as defined below). Any statements or representations to the contrary (and any contradictory statements in this offer of employment) are not effective, unless in writing signed by you and the Chief Executive Officer of the Company.

8.

Termination Without Cause. If your employment with Solera is terminated by Solera without Cause, Solera will pay you (in accordance with Solera’s standard payroll practices) an aggregate dollar amount equal to 0.5 times your annual base salary in effect immediately prior to your termination of employment. (the “Severance Payment”). The Severance Payment shall be treated as “salary continuation”. During that period, you will be treated for payroll purposes as continuing in employment.

Solera’s obligation to make the Severance Payment is conditioned upon your execution and delivery to Solera of a release of claims in a form reasonably acceptable to Solera (a “Release”) and such Release becoming effective in accordance with its terms. Solera will commence payment (or reimbursement, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended) of the Severance Payment within thirty (30) days following the termination of your employment, provided that prior to such date, the Release has become effective in accordance with its terms.

For purposes of this offer of employment, “Cause” means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Solera Group or any of their customers or suppliers, (ii) substantial and repeated failure to perform duties of the office held by you as reasonably directed by your supervisor, (iii) gross negligence or willful misconduct with respect to the Solera Group, (iv) conduct tending to bring the Solera Group into public disgrace or disrepute, (v) any breach by you of the Employee Proprietary Information Agreement between you and Solera, or (vi) any violation of the Solera Group policies applicable to you, including the Code of Conduct and Conflict of Interest Policy and, if applicable, the Solera Group insider trading policy.

9.

Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact the human resources office.

10.	Arbitration. You and the Company shall execute the arbitration agreement attached hereto as Exhibit C.

11.

Modifications. Solera reserves the right to change or otherwise modify, in its sole discretion, any of the terms of employment set forth herein at any time in the future, provided that any modification or change to your at will employment status may only occur by way of a written agreement signed by you and the Chief Executive Officer of the Company.

12.

Background Check & Drug Test. This offer is contingent upon a successful preemployment verification of criminal, education, and employment background, and a successful urinalysis drug test. These results are confidential and, with certain exceptions, shall be used solely for the purpose of determining your eligibility for employment at the Solera Group. You will be required to establish your identity at the time of the test, preferably by photographic identification. Failure to take the drug test within three (3) calendar days of receipt of the Forensic Drug Testing Authorization Form may result in Solera rescinding this conditional offer of employment to you and/or terminating your employment. Solera reserves the right to rescind this offer of employment and/or terminate your employment based on the results of your pre-employment verification and urinalysis drug test as permitted by applicable federal and state law.

13.	Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

14.

Governing Law. This offer letter and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflict of laws.

15.

Other Terms. You will agree to comply with the policies of Solera and the Solera Group applicable to you, including the Conflict of Interest and Code of Conduct Policy, a copy of which have been provided to you.

16.

Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

17.

Acceptance. We would appreciate your prompt favorable reply by signing this letter and returning it to Jennifer Hill, Executive Assistant, Office of HR, by April 23, 2018. Should you have any questions, please feel free to contact me directly at [***].

On behalf of the Solera Group of companies, welcome aboard!

Sincerely,

/s/ Tony Aquila

Tony Aquila

Founder, Chairman and CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above.

/s/ Nihar Malik	/s/ 4/24/2018
Nihar Malik	Date Signed